SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                              Electro-Sensors, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   285233 10 3
     -----------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))







                                Page 1 of 5 Pages

                                  SCHEDULE 13G
-------------------------------               ----------------------------------
CUSIP No.   285233 10 3                       Page   2   of   5    Pages
                                                  ------    ------
-------------------------------               ----------------------------------

------------- ------------------------------------------------------------------
1             NAMES OF REPORTING PERSONS/
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Electro-Sensors, Inc. Employee Stock Ownership Trust
              41-0943459
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (SEE INSTRUCTIONS)                                (a) [  ]
                                                                (b) [  ]

------------- ------------------------------------------------------------------
3             SEC USE ONLY

------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Minnesota
------------------------- --------- --------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES                     149,198
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH            --------- --------------------------------------------
                          6         SHARED VOTING POWER
                                    0
                          --------- --------------------------------------------
                          7         SOLE DISPOSITIVE POWER
                                    149,198
                          --------- --------------------------------------------
                          8         SHARED DISPOSITIVE POWER
                                    0
------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              149,198
------------- ------------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)                                       ______

------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              7.6%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              EP
------------- ------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                  Electro-Sensors, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  6111 Blue Circle Drive
                  Minnetonka, MN 55343-9108

Item 2(a)         Name of Person Filing:

                  See Cover Page Item 1

Item 2(b)         Address of Principal Business Office or, if none, residence:

                  6111 Blue Circle Drive
                  Minnetonka, MN 55343-9108

Item 2(c)         Citizenship:

                  See Cover Page Item 4

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP No.:

                  See Cover Page

Item 3            Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Act
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act
                  (c) [ ] Insurance Company as defined in section 3(a)(19)
                          of the Act
                  (d) [ ] Investment Company registered under section 8 of
                          the Investment Company Act
                  (e) [ ] Investment Adviser registered under section 203 of the
                          Investment Advisers Act of 1940
                  (f) [X] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement
                          Income Security Act of 1974, or Endowment Fund;
                          see ss.240.13d-1(b)(1)(ii)(F)
                  (g) [ ] Parent Holding Company, in accordance with
                          ss.240.13d-1(b)(ii)(G) (Note:  See Item 7)
                  (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

                               Page 3 of 5 Pages

Item 4(a)         Amount Beneficially Owned:

                  See Cover Page Item 9

Item 4(b)         Percent of Class:

                  See Cover Page Item 11

Item 4(c)         Number of Shares as to Which Such Person Has:

                  (i) sole power to vote or to direct the vote: See Cover Page Item 5
                  (ii) shared power to vote or to direct the vote: See Cover Page Item 6
                  (iii) sole power to dispose or to direct the disposition of: See Cover Page Item 7
                  (iv) shared power to dispose or to direct the disposition of: See Cover Page Item 8

Item 5            Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not applicable

Item 9            Notice of Dissolution of Group:

                  Not applicable


                               Page 4 of 5 Pages

Item 10           Certification:

                  Not applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1998.


Dated:  February 9, 1999                    ELECTRO-SENSORS, INC.
                                            EMPLOYEE STOCK OWNERSHIP TRUST


                                            By: /s/ Peter R. Peterson, Trustee
                                                Peter R. Peterson, Trustee


                               Page 5 of 5 Pages